Exhibit 4.2

____________________________________________

IRHYTHM TECHNOLOGIES, INC.,

AS COMPANY,

IRHYTHM HOLDINGS, INC.,

AS GUARANTOR,

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

AS TRUSTEE

____________________________________________

First Supplemental Indenture

Dated as of January 12, 2026

to the

Indenture

Dated as of March 7, 2024

____________________________________________

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of January 12, 2026, is by and between iRhythm Technologies, Inc., a Delaware corporation (the “Company”), iRhythm Holdings, Inc. (f/k/a LTCM Holdings, Inc.), a Delaware corporation (“Parent”), and U.S. Bank Trust Company, National Association, a national banking association, as trustee (the “Trustee”). Capitalized terms used in but not defined herein shall have the same meanings as provided in the Indenture (as defined below).

RECITALS:

WHEREAS, the Company and the Trustee have heretofore entered into that certain Indenture, dated as of March 7, 2024 (the “Indenture”), pursuant to which the Company issued $661,250,000 aggregate principal amount of the Company’s 1.50% Convertible Senior Notes due 2029 (the “Securities”);

WHEREAS, the Company, Parent and LTCM Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger and Reorganization, dated as of January 12, 2026 (the “Merger Agreement”), providing for, concurrently with the effectiveness of this First Supplemental Indenture, the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, the Company may consolidate with or merge into any other Person or sell, convey, transfer or lease all or substantially all of its properties and assets to another Person subject to the provisions of Section 6.01 of the Indenture, and the Merger and the Guarantee (as defined below) comply with the provisions of Section 6.01 of the Indenture;

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.001 per share, of the Company outstanding immediately prior to the Effective Time will be automatically exchanged for one share of common stock, par value $0.001 per share, of Parent (“Parent Common Stock” and, each such share of Parent Common Stock, a “unit of Reference Property”);

WHEREAS, the Merger does not constitute a Fundamental Change or a Make-Whole Fundamental Change under the Indenture;

WHEREAS, the Merger constitutes a Merger Event under the Indenture;

WHEREAS, in connection with the foregoing, Section 4.07(a) of the Indenture provides that prior to or at the Effective Time, the Company will execute with the Trustee a supplemental indenture, without the consent of Holders as permitted by Section 10.01(c), (h) and (i), providing that at and after the Effective Time, the right to convert each $1,000 principal amount of Securities shall be changed into a right to convert such principal amount of Securities into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property”, with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock is entitled to receive) upon such Merger Event;

WHEREAS, in accordance with Section 6.01 of the Indenture, Parent wishes to fully and unconditionally guarantee all of the obligations of the Company under the Securities and the Indenture (the “Guarantee”);

WHEREAS, Section 10.01(c) of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture or the Securities without the consent of any Holder to add guarantees with respect to the Securities; and

WHEREAS, all conditions for the execution and delivery of this First Supplemental Indenture have been complied with or have been done or performed.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE 1

DEFINITIONS

Section 1.01      Definitions. For all purposes of this First Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the capitalized terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.

Section 1.02      Unit of Reference Property. “Unit of Reference Property” shall mean one share of Parent Common Stock, par value $0.001 per share of iRhythm Holdings, Inc., a Delaware corporation.

ARTICLE 2

MODIFICATIONS EFFECT OF MERGER

Section 2.01      Effect of Merger on Conversion of Securities. Pursuant to Section 4.07(a) of the Indenture, as a result of the Merger:

(a)            (i) at and after the Effective Time of the Merger, the right to convert each $1,000 principal amount of the Securities into the shares of Common Stock shall be changed to a right to exchange such principal amount of Securities for the number of Units of Reference Property equal to the Conversion Rate immediately prior to the Effective Time; (ii) the Company shall continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of Securities in accordance with Section 4.02 of the Indenture and (iii)(x) any amount payable in cash upon conversion of the Securities in accordance with Section 4.02 of the Indenture shall continue to be payable in cash, (y) any shares of Common Stock that the Company would have been required to deliver upon conversion of the Securities in accordance with Section 4.02 of the Indenture shall instead be deliverable in Units of Reference Property and (z) the Daily VWAP shall be calculated based on the value of a Unit of Reference Property;

(b)            the definition of “Common Stock” means Parent Common Stock, subject to Section 4.07 of the Indenture, as supplemented by this First Supplemental Indenture;

(c)            references to the “Company” in Sections 4.05(a)-(i) of the Indenture shall instead be references to “Parent”; and

(d)            the provisions of the Indenture, as modified herein, shall continue to apply, mutatis mutandis, to the Holders’ right to convert the Securities into the Reference Property.

Section 2.02      Repurchase of Securities at Option of Holders. References to the “Company” in the definition of “Fundamental Change” in Section 1.01 of the Indenture shall instead be references to “Parent”. Except as amended hereby, the purchase rights set forth in Section 3.05 of the Indenture shall continue to apply.

Section 2.03      Parent to Provide Parent Common Stock. Parent hereby irrevocably and unconditionally agrees to be bound by the terms of the Indenture applicable to it and to issue shares of Parent Common Stock as necessary to satisfy the Company’s obligations with respect to any Securities validly surrendered for conversion pursuant to Article 4 of the Indenture.

Section 2.04      Deliveries. Concurrently herewith, the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the Merger and this First Supplemental Indenture comply with Article 6 of the Indenture and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with, the sufficiency of such Officers’ Certificate and Opinion of Counsel the Trustee hereby acknowledges.

ARTICLE 3

GUARANTEE

Section 3.01      Guarantee. (a) Parent hereby unconditionally guarantees to each Holder of Securities and to the Trustee and its successors and assigns, (i) the full and punctual payment when due of all monetary obligations of the Company under the Indenture and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Company under the Indenture. Parent further agrees that its obligations hereunder shall be unconditional, irrespective of the absence or existence of any action to enforce the same, the recovery of any judgment against the Company (except to the extent such judgment is paid) or any waiver or amendment of the provisions of the Indenture or the Securities to the extent that any such action or any similar action would otherwise constitute a legal or equitable discharge or defense of Parent (except that such waiver or amendment shall be effective in accordance with its terms).

(b)            Parent further agrees that its Guarantee constitutes a guarantee of payment, performance and compliance and not merely of collection.

(c)            Parent further agrees to waive presentment to, demand of payment from and protest to the Company of its Guarantee, and also waives diligence, notice of acceptance of its Guarantee, presentment, demand for payment, notice of protest for nonpayment, the filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a proceeding first against the Company or any other Person, and all other defenses based on suretyship. The obligations of Parent shall not be affected by any failure or delay on the part of the Trustee to exercise any right or remedy under the Indenture or the Securities.

(d)            The obligation of Parent to make any payment hereunder may be satisfied by causing the Company to make such payment. If any Holder or the Trustee is required by any court or otherwise to return to the Company or Parent or any custodian, trustee, liquidator or other similar official acting in relation to the Company or Parent any amount paid by either of them to the Trustee or such Holder, the Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e)            (i) Upon the satisfaction and discharge of the Indenture in accordance with Article 9 thereof or (ii) upon the occurrence of a transaction that results in the Company no longer being a Subsidiary of Parent or that constitutes a sale of all or substantially all assets of the Company to a Person that is not a Subsidiary of the Company, Parent will be released and relieved of any obligations under the Guarantee.

ARTICLE 4

MISCELLANEOUS

Section 4.01      Severability. In the event any provision of this First Supplemental Indenture or in the Securities shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 4.02      Modification, Amendment and Waiver. The provisions of this First Supplemental Indenture may not be amended, supplemented, modified or waived, unless otherwise provided in the Indenture, except by the execution of a supplemental indenture in compliance with Article 10 of the Indenture.

Section 4.03      Ratification of Indenture; First Supplemental Indenture Part of the Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this First Supplemental Indenture, then the terms and conditions of the Indenture shall prevail. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby. The First Supplemental Indenture shall become effective simultaneously with the Effective Time.

Section 4.04      Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE AND THE SECURITIES, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS FIRST SUPPLEMENTAL INDENTURE AND EACH NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 4.05      Trustee Makes No Representation. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture. The recitals and statements contained in this First Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee is not charged with any knowledge of the Merger Agreement or any of the terms thereof.

Section 4.06      Multiple Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall be deemed to be their original signatures for all purposes.

Section 4.07      Headings. The titles and headings of the articles and sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Section 4.08      Successors. All agreements of the Company and Parent in this First Supplemental Indenture shall bind their respective successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successor.

Section 4.09      No Defaults. Immediately after giving effect to the Merger contemplated under this First Supplemental Indenture, the Company and Parent represent and warrant that no Default or Event of Default shall have occurred or be continuing.

Section 5.10      No Security Interest Created. Nothing in this First Supplemental Indenture or in the Securities, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.

Section 4.11      Benefits of Indenture. Nothing in this First Supplemental Indenture or in the Securities, expressed or implied, shall give to any Person, other than the Holders, the parties hereto, any Paying Agent, any Conversion Agent, any authenticating agent, any Registrar and their respective successors hereunder, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the date and year first above written.

IRHYTHM TECHNOLOGIES, INC.

By:	/s/ Daniel Wilson
Name:	Daniel Wilson
Title:	Chief Financial Officer

IRHYTHM HOLDINGS, INC.

By:	/s/ Daniel Wilson
Name:	Daniel Wilson
Title:	Chief Financial Officer

Signature Page to First Supplemental Indenture

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ Bradley E. Scarbrough
Name:	Bradley E. Scarbrough
Title:	Vice President

Signature Page to First Supplemental Indenture